Thermodynetics Seeks Dividend Payment and Court Ruling

WINDSOR, CT -- 01/16/2008 -- Thermodynetics (OTCBB: TDYT) has not been paid dividends now due from its subsidiary, Turbotec Products Plc (TRBO). There has been disagreement over the interpretation of clauses in their Relationship Agreement that address the payment terms of the administration fees and TRBO's dividend distributions. Despite TDYT's protracted efforts to resolve matters amicably, an impasse has arisen. TDYT has now instituted proceedings in London for the English Court to rule on these matters.

TRBO has sought to offset the dividends payable to TDYT against administration fees previously paid by purporting to re-classify those fees as prepaid dividends. After deciding to follow this re-classification, TBRO reported higher earnings to the AIM market in London by not expensing the fees paid.

TDYT has been advised that its interpretation is correct and that TDYT is due the dividends in full without offset. TDYT expects to prevail and regrettably was forced to enforce its rights to collect the declared dividend.

ABOUT THERMODYNETICS

Through its Turbotec Products, Plc subsidiary, Thermodynetics manufactures high performance, high quality heat exchangers, fabricated metal components and flexible connector products for heat transfer and transportation applications. The Company serves customers in the space conditioning, refrigeration, automotive, biomedical, plumbing, appliance, water heating and aerospace industries. Turbotec is quoted on the AIM market in London under the symbol TRBO. Thermodynetics also owns a nominal interest in a private Belgium company that is engaged in the nutraceutical industry and provides natural, bioactive chemical compounds that have health promoting, disease preventing or medicinal properties. A small investment was also made in a US company that offers a specialized approach to the RFID (radio frequency identification) industry, with an orientation to medical facilities. Thermodynetics continues to seek acquisition candidates.

FORWARD-LOOKING STATEMENTS

This report contains certain forward-looking statements regarding the Company, its business prospects and results of operations that are subject to certain risks and uncertainties posed by many factors and events that could cause the Company's actual business, prospects and results of operations to differ materially from those that may be anticipated by such forward-looking statements. Factors that may affect such forward-looking statements include, without limitation: the Company's ability to successfully and timely develop and finance new projects, the impact of competition on the Company's revenues, and changes in unit prices, supply and demand for the Company's tubing product lines in the markets served, especially in applications serving the commercial, industrial and residential construction industries.

When used, words such as "believes," "anticipates," "expects," "continue," "may," "plan," "predict," "should," "will," "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may subsequently arise. Readers are urged to carefully review and consider the various disclosures made by the Company in this report, news releases, and other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business.

Contact:
Robert A. Lerman
860-683-2005